EXHIBIT 10.3

REFRESHMENT SERVICES SAS
Rue Camille Desmoulins 27
92784 Issy-Les-Moulineaux
Cedex 9, France

Refreshment Services SAS

Defined Benefit Plan

ENGLISH VERSION

Refreshment Services SAS — Defined Benefit Plan

This translation has only an informative purpose. According to French law only the French version is legal.

Article 1 Object

This document describes the implementation of a defined benefit pension plan. This plan aims at providing to eligible employees defined hereunder, a global level of pensions, including accrued rights to legal pensions and towards others supplementary pensions schemes existing in the Company.

Article 2 Scope

  1.
  Eligibility conditions

This scheme covers employees of the Company whose grade is 20 or above.

To be covered, employees must also fulfill each of the following criteria:

  •
  To cease definitively any professional activity at the date of retirement,

  •
  To be in the Company's headcount at their retirement,

  •
  To have at least 10 years of seniority and to be at least 60 at the date of retirement,

  •
  To have commenced payment of their mandatory pensions (Social Security, ARRCO-AGIRC).

The seniority taken into account is the seniority of the employee with The Coca Cola Company.

  2.
  Special case of employees whose employment contract is terminated at the employer's initiative

Participants dismissed as from 55, without having any new professional activities, benefit from this pension according to the terms and conditions of article 3. The pension is payable at the commencement of payment of mandatory pensions and can not, in any case, be paid before the age of 60. The seniority condition is calculated assuming that the employee stays with the Company until he is 60.

Article 3 Level of benefit and calculation of the pension

  1.
  Level of pension guaranteed

The Company will guarantee to the category of employees determined in article 2 at their retirement, a level of pension, including pensions from all schemes to which the employee is affiliated. This level N is equal to 30% to be applied to the pensionable salary defined hereunder.

This percentage is multiplied by a coefficient M equal to 100% which, in case of termination before retirement with continuation of the benefits according to the terms and conditions of article 2, will be offset by 5% per missing year up to 60. The number of missing years will be determined as the difference between 60 and the age at the date the employee leaves the Company, this difference being rounded to the previous inferior multiple.

Example: an employee leaves between 55 and 56, the coefficient M is equal to 80%

  2.
  Pensionable salary

Pensionable salary S will be equal to the average of the last three annual salaries including base salary and target bonus calculated for the three last complete years before leaving.

In case of termination before retirement with continuation of the benefits in the terms and conditions of article 2, the pensionable salary S will be equal to the average of the last three annual salary and target bonus calculated for the three last complete years before leaving and will be revaluated until retirement according to the value of AGIRC point. This revaluation will be applied every year at the anniversary date of leaving.

The target bonus is the annual incentive defined in the "Executive Performance Incentive Plan and the Executive Incentive Plan", or its successor plans that provide for an annual performance based incentive. Such incentive shall be solely within the discretion of the Compensation Committee of the Board of Directors of The Coca Cola Company and may vary based on the group's and individual performance.

Pensionable salary excludes:

  •
  Severance payments for any case of termination (resignation, retirement at the employer's initiative, dismissal, paid leave indemnity paid at the termination...)

  •
  Any other indemnities paid by the Company for any reason,

  •
  Benefits in kind and professional fees reimbursement,

  •
  Employer's contributions to supplementary retirement plan, death and health coverage, any payment resulting from mandatory or voluntary profit sharing, corporate savings plan, stock options, etc., even if these contributions or payment become submitted to social charges according to article L. 242-1 of Social Security code.

In case of termination before retirement with continuation of the benefits according to the terms and conditions of article 2, pensionable salary is revaluated based on the value of the AGIRC point.

  3.
  Deductible benefits

The deductible benefits P are the following:

  •
  mandatory pensions (Social Security, ARRCO-AGIRC) accrued while the employee worked in and out of the Company; child benefits and offset in case of early retirement have to be excluded from the mandatory pensions,

  •
  pensions from defined contributions plans of the Company, when they exist.

  4.
  Determination of the level of benefit

The level of pension guaranteed is a total level including all pension schemes. The amount of the annuity R that will be paid to the employee as from the liquidation of his pension will be calculated as follows:

R = N * M * S - P

Article 4 Revaluation

The pension, calculated according to article 3, is to be revaluated according to the performance of the pensions fund of the insurer, in application of the terms and conditions determined by the insurance contract that will be subscribed by the Company in order to pay for this scheme. The annuities cannot decrease; annual revaluations are vested for retirees.

Article 5 Payment of the pension

Entitlement to the pension will start on the first day of the quarter following the request or the date at which the rights are vested, if the second date is posterior to the first one. The pension is payable quarterly in arrears. In case of death during the quarter, the quarterly pension will be paid entirely.

At Issy-les-Moulineaux, September 25, 2006

Refreshment Services SAS

/s/ Gary Fayard